Exhibit 99.1

Industrial Services of America, Inc.

Announces Third Quarter 2016 Operating Results

LOUISVILLE, KY (November 10, 2016) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys, dismantles and sells used auto parts, today announced the filing of its Form 10-Q for the Quarter Ended September 30, 2016.

Despite continued challenges in the metal recycling industry, ISA reduced its Net loss from continuing operations by 41.2% and 54.3% for the third quarter of 2016 and the year-to-date period ended September 30, 2016, respectively, when compared to the same periods of 2015.

	For the three months ended		For the nine months ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015
	(in thousands)		(in thousands)
Revenue	$9,896	$9,591	$26,015	$39,629
Net loss from continuing operations	(938)	(1,596)	(2,990)	(6,540)

This improvement in operating performance was largely due to incremental improvements in the metal commodity markets in which the Company operates.  However, volume and margin pressures continue to provide challenges for the Company’s financial performance.

Commenting on the Company’s results of operations, Todd Phillips, President and CFO of ISA stated, “The ISA team was able to improve financial performance in the third quarter.  The entire team is highly motivated and excited about the future for ISA.”

The Company intends to continue to focus on efficiencies and productivity in its core business while a special committee of the Board of Directors assists the Board of Directors in evaluating strategic alternatives.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys, dismantles and sells used auto parts.  More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, competitive pressures in the used auto parts market, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.